Bertolet Capital Trust

April 29, 2005

Law Offices of Stephanie A. Djinis

1749 Old Meadow Road, Suite 310

McLean, Virginia 22102

April 29, 2005

Bertolet Capital Trust

1414 Sixth Avenue, Suite 900

New York, New York 10018

RE:

Bertolet Capital Trust

File Nos. 811-21291 and 333-102850

Dear Sirs:

You have requested our opinion regarding certain matters in connection with the issuance of shares of Pinnacle Value Fund (the “Fund”), a series of Bertolet Capital Trust (the “Trust”), pursuant to Post-Effective Amendment No. 3 to the Registration Statement filed by the Trust on April 29, 2005 on Form N-1A under the Securities Act of 1933 (“1933 Act”) and Amendment No. 4 under the Investment Company Act of 1940 (“1940 Act”) (File Nos. 333-102850 and 811-21291, respectively) (“PEA No. 3”).  The shares of the Fund will be issued in accordance with the terms of PEA No. 3.   This opinion is valid only during the time that PEA No. 3 is effective and the prospectus and statement of additional information filed therewith have not been superseded by another post-effective amendment, containing a prospectus and/or statement of additional information applicable to the Fund, that has become effective.

In connection with our services as counsel for the Trust, we have examined, among other things, originals or copies of such documents, certificates and corporate and other records as we deemed necessary or appropriate for purposes of this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents presented to us as copies thereof and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.  As to various matters of fact material to this opinion, we have relied upon statements and certificates of officers of the Trust.  Based upon this examination, we are of the opinion that, except as described herein, the shares to be issued pursuant to PEA No. 3 have been duly authorized and, when issued upon the terms provided in PEA No. 3, subject to compliance with the 1933 Act, the 1940 Act, and applicable state law regulating the offer and sale of securities, will be legally issued, fully paid, and non-assessable.

We note that the Trust is an entity of the type commonly known as a “Delaware business trust.”   The Declaration of Trust states that any creditor of any series may look only to the assets of that series to satisfy such creditor’s debt.  The Declaration of Trust also provides that no shareholder of the Trust or any series shall be personally liable for the debts, liabilities, obligations and expenses incurred by, contracted for, or otherwise existing with respect to the Trust or any series.  Neither the Trust nor the Trustees shall have any power to bind any Shareholder personally or to demand payment from any shareholder for anything, other than as agreed by the Shareholder for the subscription to shares or otherwise.  Shareholders shall have the same limitation of personal liability as is extended to shareholders of a private corporation for profit incorporated in the State of Delaware.  Every note, bond, contract or other obligation undertaken by the Trust or Trustees shall include a provision limiting the obligation thereof to the Trust or particular series but the omission of such provision shall not operate to bind any Shareholder or Trustee.

We further note that the Declaration of Trust states that if any Shareholder or former Shareholder of any series shall be held personally liable solely by reason of his being or having been a Shareholder and not because of his acts or omissions or for some other reason, the Shareholder or former Shareholder (or his heirs, executors, administrators or other legal representatives or in the case of any entity, its general successor) shall be entitled out of the assets of the applicable series to be held harmless from and indemnified against all loss and expenses arising from such liability.  The series shall, upon request of the Shareholder, assume the defense of any claim made against such Shareholder for any act or obligation of the series and satisfy any judgment.

We hereby consent to your filing a copy of this opinion as an exhibit to PEA No. 3.

Very truly yours,

/s/ Stephanie A. Djinis, Esq.

Law Offices of Stephanie A. Djinis